Exhibit 99.14

ASSIGNMENT AND ASSSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), dated as of April 19, 2013, is entered into by and between 2012 DOOH Investments LLC, an Illinois limited liability company (“DOOH”), and DRW Commodities, LLC, a Delaware limited liability company (“DRW”).

W I T N E S S E T H:

WHEREAS, DRW is a party to that certain Common Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, between DRW and SCG Financial Acquisition Corp., a Delaware corporation (the “Issuer”), pursuant to which, among other things, DRW agreed to purchase an aggregate of 500,000 shares (the “Shares”) of the common stock, par value $0.0001 per share, of the Issuer upon the terms and conditions set forth therein; and

WHEREAS, DOOH (rather than DRW) intended to purchase the Shares, and accordingly, DRW desires to assign its rights and obligations arising under Purchase Agreement, and DOOH desires to accept such assignment and is willing to assume such obligations upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, DOOH and DRW agree as follows:

1.           Assignment and Assumption.  DRW hereby transfers, assigns and conveys to DOOH all of its rights, interests and obligations arising under the Purchase Agreement, including, without limitation, the registration rights set forth in Section 4.1 of the Purchase Agreement.  DOOH hereby accepts the foregoing assignment and hereby assumes and agrees to perform DOOH’s obligations arising under the Purchase Agreement.

2.           Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of, and be binding and enforceable upon, their respective successors, assigns and transferees.

3.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Illinois applicable to contracts made and to be performed therein without giving effect to its principles of conflict of laws.

4.           Amendments.  This Agreement may be amended, modified or terminated only by a document in writing and executed by each of the parties hereto.

5.           Further Assurances.  Each party hereto shall execute and deliver all such further instruments and documents as may reasonably be requested by the other party in order to carry out fully the intent and accomplish the purposes of this Agreement.

6.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original. This Agreement, and any amendments, to the extent signed and delivered by means of a facsimile machine or e-mail of a PDF file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the day and year first above written.

2012 DOOH INVESTMENTS LLC

By: DOOH Investment Manager LLC,
       its sole manager

By:  ___________________________
Name: Donald R. Wilson, Jr.
Title: Manager

DRW COMMODITIES, LLC

By:  ___________________________
Name: Donald R. Wilson, Jr.
Title: Manager

The undersigned hereby acknowledges the foregoing assignment and assumption, that the Purchase Price (as defined in the Purchase Agreement) has heretofore been paid in full by DOOH and that DOOH is entitled to all of DRW’s rights under the Purchase Agreement, including, without limitation, the registration rights set forth in Section 4.1 of the Purchase Agreement.

SCG FINANCIAL ACQUISITION CORP.

By:  ___________________________
Name:
Title:
Dated:

[Signature page to Assignment and Assumption Agreement]